UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2007

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11512	04-2857552
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

27 Drydock Avenue, Boston, Massachusetts		02210-2377
(Address of Principal Executive Offices)		(Zip Code)

(617) 897-2400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously announced in a Form 8-K filed on November 14, 2007 (the “November 14 Form 8-K”), on November 8, 2007, SatCon Technology Corporation (the “Company”) sold 10,000 shares of Series C convertible preferred stock (the “Series C Preferred Stock”) at $1,000 per share for an aggregate gross purchase price of $10 million. These shares are currently convertible into 9,615,384 shares of Common Stock at a conversion price of $1.04 per share. The Company also issued warrants to purchase an aggregate of 15,262,072 shares of Common Stock. These warrants have an initial exercise price of $1.44 per share and may not be exercised until May 8, 2008.

As noted in the November 14 Form 8-K, as a result of the Company’s sale of Series C Preferred Stock and warrants, the holders of the Company’s Warrant As (to purchase up to an aggregate of 3,636,368 shares of Common Stock) and Warrant Cs (to purchase up to an aggregate of 1,818,187 shares of Common Stock) may put those warrants to the Company at their Black-Scholes value in accordance with their terms. At that time, the Company was still in the process of estimating the amount that may be required to fund these repurchases.

On November 19, 2007, the Company paid approximately $472,000 to repurchase Warrant As representing 303,031 shares of Common Stock and Warrant Cs representing 151,516 shares of Common Stock. On November 19, 2007, the Company also received put notices from investors holding Warrant As representing 939,395 shares of Common Stock and Warrant Cs representing 469,699 shares of Common Stock; the Company estimates that the amount required to fund these repurchases is approximately $1.6 million.

Based on current information, the Company estimates that the total amount that may be required to fund the repurchase of all Warrant As and Warrant Cs (including those that have already been put to the Company) is approximately $6.2 million, but the precise amount will change from time to time due to the variables underlying the Black-Scholes valuation, including the volatility of the stock and the daily closing price of the stock.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: November 26, 2007	By:	/s/ David E. O’Neil
David E. O’Neil
Vice President of Finance and Treasurer